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                                                                      Exhibit 12

                          HONEYWELL INTERNATIONAL INC.

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         2001    2000    1999    1998    1997
                                                         ----    ----    ----    ----    ----
                                                                     (IN MILLIONS)
DETERMINATION OF EARNINGS:
Income (loss) before taxes.............................   (422)  2,398   2,248   2,772   2,419
Add (Deduct):
    Amortization of capitalized interest...............     25      25      25      25      24
    Fixed charges......................................    512     583     362     362     360
    Equity income, net of distributions................    199     132     (46)    (44)    (58)
                                                         -----   -----   -----   -----   -----
        Total earnings, as defined.....................    314   3,138   2,589   3,115   2,745
                                                         -----   -----   -----   -----   -----
                                                         -----   -----   -----   -----   -----

FIXED CHARGES:
Rents(a)...............................................    107     102      97      87      83
Interest and other financial charges...................    405     481     265     275     277
                                                         -----   -----   -----   -----   -----
                                                           512     583     362     362     360
Capitalized interest...................................     17      16      22      25      21
                                                         -----   -----   -----   -----   -----
        Total fixed charges............................    529     599     384     387     381
                                                         -----   -----   -----   -----   -----
                                                         -----   -----   -----   -----   -----
Ratio of earnings to fixed charges.....................   0.59(b) 5.24    6.74    8.05    7.20
                                                         -----   -----   -----   -----   -----
                                                         -----   -----   -----   -----   -----

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 (a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.

 (b) The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to have achieved a ratio of earnings to fixed charges of 1:1, we would have had to have generated an additional $215 million of earnings in the year ended December 31, 2001.